Filed Pursuant to Rule 433

Registration Statement No. 333-191157

BLACKROCK, INC.

$1,000,000,000 SENIOR UNSECURED NOTE OFFERING

PRICING TERM SHEET

March 13, 2014

$1,000,000,000

3.500% Notes due 2024

Issuer:	BlackRock, Inc. (“BlackRock”)

Expected Ratings*:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services

Trade Date:	March 13, 2014

Settlement Date:	March 18, 2014 (T+3)

Principal Amount:	$1,000,000,000

Maturity Date:	March 18, 2024

Price to Public:	99.666%

All-in-Price:	99.216%

Proceeds to Issuer before Expenses:	$992,160,000

Coupon:	3.500%

Benchmark Treasury:	2.750% due February 15, 2024

Benchmark Treasury Price and Yield:	100-23+; 2.665%

Spread to Benchmark Treasury:	+ 87.5 basis points

Yield to Maturity:	3.540%

Interest Payment Dates:	Paid semi-annually on March 18 and September 18, commencing September 18, 2014

Optional Redemption:	Make-whole call at Treasury + 15 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	09247X AL5

ISIN:	US09247XAL55

Joint Book-Running Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Senior Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Co- Managers:	Mizuho Securities USA Inc. RBS Securities Inc.

Junior Co-Managers:	CastleOak Securities, L.P. Lebenthal & Co., LLC Loop Capital Markets LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Deutsche Bank Securities Inc. at 1 (800) 503-4611 (ii) HSBC Securities (USA) Inc. at 1 (866) 811-8049 (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1 (800) 294-1322 and (iv) Morgan Stanley & Co. LLC at 1 (866) 718-1649

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